SUB-ITEM 77D

MFS Growth Opportunities Fund changed its disclosure under Investment Objective from is growth of capital to is to seek capital appreciation, and under Principal Investment Strategies from The fund invests, under normal market conditions, at least 65% of its net assets in common stock and related securities, such as preferred stock, convertible securities and depositary receipts, of companies which the funds investment adviser, Massachusetts Financial Services Company (referred to as MFS or the adviser), believes possess above-average growth opportunities to MFS (Massachusetts Financial Services Company, the funds investment adviser) normally invests the funds assets primarily in equity securities. MFS focuses on investing the funds assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies), as described in Post-Effective Amendment No. 47 to the Registration Statement (File Nos. 2-36431 and 811-2032), as filed with the Securities and Exchange Commission via EDGAR on February 28, 2007, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.